Exhibit 99.1

CICC Begins the Trial Sale of Nutriceutical Products via its Three Café Stores

On March 11, 2014, China Internet Café Holdings Group Inc. ("CICC" or the "Company") (OTCQB: CICC), a leading chain of Internet cafés in the People’s Republic of China, announced that it begins the trial sale of nutriceutical products in three of its café locations for three months. The three stores are Shijikuanxian store, Shengpingfeiyang store and Fuyan store, all of which are located in Longgang District, Shenzhen, Guangdong Province. The average daily visits per store are approximately 500.

The nutriceutical products for trial sale, including Melatonin tablets, Vitamin B tablets, Calcium and Zinc chewable tablets and multi-vitamin tablets, are provided by Beijing Eastern Union Biopharmaceuticals, Ltd. (“BEUB”), a leading biopharmaceutical company engaged in the research, development, production and sale of pharmaceutical products and nutriceutical products in China. In 2012 London Olympic Games, BEUB’s Melatonin tablets was designated by the General Administration of Sport of China as the exclusive nutriceutical product for Chinese Olympic athletes to improve sleep.

“We’re trying to provide more value-added services to our café members by leveraging our 62 store locations and 2 million active members.” said Dishan Guo, Chairman and CEO of CICC, “We’ll carry more nutriceutical products to our café stores if the trial is successful and we’ll continue to deliver a healthy and comfortable environment to our café members.”

About China Internet Café Holdings Group Inc. (“CICC”)

CICC, through its controlled entity, Junlong Culture Communication Co., Ltd., owns and operates a chain of Internet cafés in the People’s Republic of China. It provides Internet access services, online games, movies, music, and online chatting software to its customers. Also, the Company sells snacks, drinks, third-party online gaming cards and café membership. It owns 62 Internet cafés and over 2 million members within the city of Shenzhen in Guangdong province. The Company was founded in 2003 and is based in Shenzhen, China.

IR Contact:

Luke Liu

Director

Email: luke@cncicc.com

Doris Wang

IR Manager

Email: doris@cncicc.com

Address: Genzon Times Square 1707, Longfu Blvd, Longgang District , Shenzhen, Guangdong Province, China

Tel: 86 0755 8989 6008

Website: www.cncicc.com